As filed with the Securities and Exchange Commission on August 26, 2004

Registration No. 333-####

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUADRAMED CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-1992861
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

12110 Sunset Hills Road

Reston, Virginia 20190

(Address of Principal Executive Offices Including Zip Code)

QUADRAMED CORPORATION 2004 STOCK COMPENSATION PLAN

(Full title of the plan)

Lawrence P. English

Chief Executive Officer

QuadraMed Corporation

12110 Sunset Hills Road

Reston, Virginia 20190

(703) 709-2300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Morris F. DeFeo, Jr.

Miles & Stockbridge, P.C.

1751 Pinnacle Drive, Suite 500

McLean, Virginia 22102

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,536,369 (2)	$ 2.75 (3)	$4,225,015	$535.31 (4)

(1)	The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of QuadraMed Corporation.

(2)	Represents 960,614 shares and 575,755 shares of Common Stock that are not subject to outstanding awards, but were previously approved for issuance under the QuadraMed Corporation 1996 Stock Incentive Plan (the “1996 Plan”) and 1999 Supplemental Stock Option Plan (the “1999 Plan”), respectively. These 1,536,369 shares have been rolled into the QuadraMed Corporation 2004 Stock Compensation Plan pursuant to the approval of the Registrant’s Board of Directors on April 1, 2004 and ratification by the Registrant’s stockholders on May 6, 2004.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457 (c) and 457 (h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices for a share of Common Stock reported on the Over-The-Counter Bulletin Board as of August 20, 2004.

(4)	In accordance with Rule 457(p), the registration fee has been offset by an aggregate amount of $713.93 which was previously paid with respect to unsold shares of QuadraMed’s Common Stock under prior registration statements filed by QuadraMed for the 1996 Plan and the 1999 Plan. QuadraMed filed with the SEC (i) a Registration Statement on Form S-8 on April 5, 2004 (Registration No. 333-114189) to register 3,338,993 shares of Common Stock, 960,614 of which remain unsold, and paid $374.87 in registration fees attributable to these unsold shares and (ii) a Registration Statement on Form S-8 on May 2, 2002 (Registration No. 333-87426) to register 2,000,000 shares of Common Stock, 575,755 of which remain unsold, and paid $339.06 in registration fees attributable to these unsold shares. The Registrant is filing Post-Effective Amendments to each of these Registration Statements to deregister these unsold shares.

EXPLANATORY NOTE

QuadraMed Corporation, a Delaware corporation (“QuadraMed”, the “Company”, or the “Registrant”), filed registration statements on Form S-8 with the Securities and Exchange Commission (the “SEC”) on April 5, 2004 (Registration No. 333-114189) and May 2, 2002 (Registration No. 333-87426) (collectively, the “Previous Registration Statements”), registering shares of its Common Stock, par value $0.01, issuable upon the exercise of awards granted and to be granted under the 1996 Stock Incentive Plan, as amended (the “1996 Plan”) and the 1999 Supplemental Stock Option Plan (the “1999 Plan”).

QuadraMed’s 2004 Stock Compensation Plan (the “2004 Plan”) was approved by QuadraMed’s Board of Directors on April 1, 2004 and ratified by QuadraMed’s stockholders on May 6, 2004. Under the 2004 Plan, the Company provides stock compensation to its employees, consultants, directors, and advisors based on their service to the Company, their performance, and other factors. In connection with the adoption of the 2004 Plan, the 960,614 and 575,755 shares of QuadraMed Common Stock remaining available for grant under the 1996 Plan and 1999 Plan, respectively, were rolled into the 2004 Plan. No additional shares of QuadraMed Common Stock were authorized for inclusion in the 2004 Plan.

This registration statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, (the “Securities Act”) to register the 1,536,369 previously registered shares of Common Stock reserved for issuance under the 1996 Plan and 1999 Plan which are now subject to the 2004 Plan. The Previous Registration Statements shall continue to cover those shares of QuadraMed Common Stock which underlie previous grants of stock options or restricted stock to QuadraMed’s employees, consultants, directors, and advisors pursuant to the 1996 Plan and the 1999 Plan. The Company is concurrently filing Post-Effective Amendments to each of the Previous Registration Statements to deregister these unsold shares.

The information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement:

(1)	QuadraMed Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 22, 2004;

(2)	QuadraMed Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 10, 2004;

(3)	QuadraMed Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the SEC on August 4, 2004;

(4)	QuadraMed Corporation’s Current Reports on Form 8-K, filed with the SEC on January 22, 2004, February 7, 2004, February 11, 2004, February 24, 2004, March 3, 2004, April 6, 2004, May 4, 2004, May 6, 2004, May 11, 2004, May 14, 2004, June 9, 2004, June 10, 2004, June 17, 2004, June 30, 2004, July 15, 2004, July 20, 2004, and August 6, 2004;

(5)	The description of the terms, rights and provisions applicable to the Common Stock contained in QuadraMed’s Registration Statement No. 000-21031 on Form 8-A, filed with the SEC on July 17, 1996 pursuant to Section 12 of the Exchange Act.

All of the documents that we subsequently file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, are incorporated by reference into this Registration Statement and shall be deemed to be a part hereof from the date of filing of such documents.

Any statement which is contained in a document incorporated or considered to be incorporated by reference in this Registration Statement is considered to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is considered to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded may not be considered, except as so modified or superseded, to be a part of this Registration Statement.

Item 4.	Description of Securities.

Not required.

Item 5.	Interests of Named Experts and Counsel.

Not required.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorney’s fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

QuadraMed Corporation’s Certificate of Incorporation and By-Laws provide that, to the extent permitted by law, the Company shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to become a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit, plan or enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of that fact that the person is or was or has agreed to become an employee or agent of the Company, or is or was serving or has agreed to serve at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding and any appeal therefrom, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding had not reasonable cause to believe the person’s conduct was unlawful; except that in the case of an action or suit by or in the right of the Company to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such proceeding, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Certificate of Incorporation and By-Laws further provide that the Company shall advance expenses incurred by a director or officer in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. The Company also shall purchase and maintain insurance to protect itself and any such director, officer, or other person against any liability asserted against him and incurred by him in respect of such service whether or not the Company would have the power to indemnify him against such liability by law or under the provisions of the Certificate of Incorporation or By-Laws.

Further, the Company has entered into indemnification agreements with its directors and certain of its senior executive officers. Pursuant to the terms of the indemnification agreements, each of the senior executive officers and directors of the Company will be indemnified by the Company to the fullest extent permitted by Delaware law in the event such officer is made or threatened to be made a party to a claim arising out of such person acting in his capacity as an officer or director of the Company.

Item 7.	Exemption from Registration Claimed.

Not required.

Item 8.	Exhibits.

The following exhibits are filed as part of this registration statement. Certain of the following exhibits have been previously filed with the SEC and are incorporated herein by reference from the document described in parentheses. Certain others are filed herewith.

Exhibit Number	Description

4.1	Amended and Restated Bylaws of QuadraMed. (Exhibit 3.1 to our Registration Statement on Form S-1, No.333-112040, as filed with the SEC on January 21, 2004.)

4.2	Third Amended and Restated Certificate of Incorporation of QuadraMed. (Exhibit 3.5 to our Annual Report Amended on Form 10-K/A, as filed with the SEC on August 24, 1998.)

4.3	Amendment to the Third Amended and Restated Certificate of Incorporation of QuadraMed. (Exhibit 3.1 to our Registration Statement on Form S-1, No.333-112040, as filed with the SEC on January 21, 2004.)

4.4	Form of Common Stock certificate. (Exhibit 4.2 to our Registration Statement on Form SB-2, No. 333-5l80-LA, as filed with the SEC on June 28, 1996, as amended by Amendment No. l, Amendment No. 2 and Amendment No. 3 thereto, as filed with the SEC on July 26, 1996, September 9, 1996, and October 2, 1996, respectively.)

4.5	Securities Purchase Agreement, dated as of April 17, 2003, among QuadraMed Corporation and certain investors listed on the signature pages attached thereto. (Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.6	Form of Note. (Exhibit 4.2 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.7	Warrant Agreement dated as of April 17, 2003, by and between QuadraMed Corporation and The Bank of New York, as warrant agent. (Exhibit 4.3 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.8	Indenture, dated as of April 17, 2003, between QuadraMed Corporation and the Bank of New York, as trustee. (Exhibit 4.4 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.9	Registration Rights Agreement, dated as of April 17, 2003, among QuadraMed, the investors listed on the signature pages thereto, and Philadelphia Brokerage Corporation. (Exhibit 4.5 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.10	Security Agreement, dated as of April 17, 2003, made by QuadraMed Corporation in favor of The Bank of New York, as collateral agent. (Exhibit 4.6 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.11	Form of Warrant to Purchase Common Stock. (Exhibit 4.11 to our Registration Statement on Form SB-2, No. 333-5l80-LA, as filed with the SEC on June 28, 1996, as amended by Amendment No. l, Amendment No. 2 and Amendment No. 3 thereto, as filed with the SEC on July 26, 1996, September 9, 1996, and October 2, 1996, respectively.)

4.12	Subordinated Indenture, dated as of May 1, 1998, between QuadraMed and The Bank of New York. (Exhibit 4.6 to our Registration Statement on Form S-3, No. 333-55775, as filed with the SEC on June 2, 1998, as amended by Amendment No. 1 thereto, as filed with the SEC on June 17, 1998.)

4.13	Officers’ Certificate delivered pursuant to Sections 2.3 and 11.5 of the Subordinated Indenture. (Exhibit 4.7 to our Registration Statement on Form S-3, No. 333-55775, as filed with the SEC on June 2, 1998, as amended by Amendment No. 1 thereto, as filed with the SEC on June 17, 1998.)

4.14	Registration Rights Agreement dated April 27, 1998, by and among QuadraMed and the Initial Purchasers named therein. (Exhibit 4.8 to our Registration Statement on Form S-3, No. 333-55775, as filed with the SEC on June 2, 1998, as amended by Amendment No. 1 thereto, as filed with the SEC on June 17, 1998.)

4.15	Form of Global Debenture. (Exhibit 4.9 to our Registration Statement on Form S-3, No. 333-55775, as filed with the SEC on June 2, 1998, as amended by Amendment No. 1 thereto, as filed with the SEC on June 17, 1998.)

4.16	Form of Certificated Debenture. (Exhibit 4.10 to our Registration Statement on Form S-3, No. 333-55775, as filed with the SEC on June 2, 1998, as amended by Amendment No. 1 thereto, as filed with the SEC on June 17, 1998.)

4.33	Registration Rights Agreement dated as of June 15, 2004, by and between QuadraMed and the investors identified on the signature pages thereto. (Exhibit 4.1 to our Current Report on Form 8-K as filed with the SEC on June 17, 2004.)

4.34	Certificate of Designation, Powers, Preferences and Rights of the Series A Cumulative Mandatory Convertible Preferred Shares. (Exhibit 3.1 to our Current Report on Form 8-K as filed with the SEC on June 17, 2004.)

4.35	Registration Rights Agreement, dated as of June 30, 2004, by and among QuadraMed Corporation and the shareholders identified on the signature page thereto. (Exhibit 4.1 to our Current Report on Form 8-K as filed with the SEC on July 15, 2004.)

4.36*	2004 Stock Compensation Plan of QuadraMed.

4.37	Form of Preferred Stock certificate for the Series A Cumulative Mandatory Convertible Preferred Shares. (Exhibit 4.17 to Pre-Effective Amendment No. 3 to our Registration Statement on Form S-1, No. 333-112040 as filed with the SEC on August 25, 2004.)

5.1*	Opinion of Miles & Stockbridge, P.C. regarding legality of securities being registered.

23.1*	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Pisenti & Brinker, LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Miles & Stockbridge, P.C. (included in Exhibit 5.1).

24.1*	Power of Attorney

*	Filed herewith

Item 9.	Undertakings.

a. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)1(i) and (a)1(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

h. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Reston, County of Fairfax, Commonwealth of Virginia, on this 26th day of August, 2004.

QUADRAMED CORPORATION

By:	/s/ Lawrence P. English
Lawrence P. English
Chairman, Chief Executive Officer

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